Exhibit 99.1
Marathon Oil Announces Full-Year and Fourth Quarter 2014 Results
Proved Reserve Replacement 183% and Resource Play Production Up 35% Year Over Year

HOUSTON, Feb. 18, 2015 - Marathon Oil Corporation (NYSE:MRO) today reported full-year 2014 adjusted net income from continuing operations of $1.16 billion, or $1.70 per diluted share, and adjusted net income of $1.729 billion, or $2.53 per diluted share, excluding the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results. Reported income from continuing operations for full-year 2014 was $969 million, or $1.42 per diluted share, and reported net income was $3.046 billion, or $4.46 per diluted share.

Full-year 2014 Highlights

•	Achieved 35% production growth from U.S. resource plays year over year with average net production of 181,000 boed; Eagle Ford, Bakken and Oklahoma Resource Basins up 38%, 31% and 29%, respectively

•	Total Company production available for sale from continuing operations (excluding Libya) up 8% year over year

•	Grew U.S. unconventional net 2P resource to 3 billion boe, up more than 20% over year-end 2013

•	Proved reserve replacement of 183%, excluding dispositions, at approximately $20 per boe finding & development cost

•	Recorded 97% average operational availability for Company-operated assets

•	Closed Norway and Angola sales for aggregate cash proceeds of more than $4 billion

•	Completed $1 billion in share repurchases in the first half of 2014

•	Increased quarterly dividend in the second quarter by 11% to $0.21 per share

•	Year-end liquidity of $4.9 billion comprised of $2.4 billion in cash and $2.5 billion available through a committed multi-year credit facility

The Company reported a fourth quarter 2014 adjusted loss from continuing operations of $89 million, or $0.13 per diluted share, and adjusted net loss of $2 million. Reported loss from continuing operations for fourth quarter 2014 was $93 million, or $0.14 per diluted share, and reported net income was $926 million, or $1.37 per diluted share.

Fourth Quarter Operational Highlights

•	U.S. resource plays averaged net production of 206,000 boed, up 43% from the year-ago quarter and 7% higher than third quarter 2014

◦	Record 98 gross operated Eagle Ford wells to sales, up 13% over third quarter

▪	11 Austin Chalk and initial four Upper Eagle Ford wells to sales

◦	Bakken production increased 38% over year-ago quarter

▪	17 gross operated Bakken wells to sales, of which 15 piloted enhanced completions

▪	Enhanced completion designs achieving promising results with 42 of 55 tests online

▪	18 pilot completion wells averaging greater than 30% uplift in cumulative production over the first 60 days

◦
Four gross operated SCOOP wells to sales in the Oklahoma Resource Basins, including one extended-reach lateral (XL) with 30-day initial production (IP) rate of 1,065 boed (63% crude oil/condensate, 21% NGLs)

◦	Executed agreements for additional 10,000 net acres in the SCOOP; approximately 70% of acreage in Oklahoma held by production as of year end

•	Recorded 98% average operational availability for Company-operated assets

•	Two U.K. South Brae infill wells delivering production rates well above pre-drill estimates

“Marathon Oil delivered against our performance commitments in 2014, increasing production by 35 percent in our three highest-value resource plays, successfully marketing our Norway and Angola assets, and executing share repurchases in the first half of the year worth $1 billion," Marathon Oil President and CEO Lee M. Tillman said. "Overall we recorded 97 percent operational availability for Company-operated assets during the year. Additionally, our proved reserve replacement was 183 percent at a competitive finding and development cost. Our North America E&P operations added net proved reserves of 288 million boe -- mainly due to downspacing, drilling activity and improved well performance -- amounting to a 37 percent increase over the prior year's ending balance.

“The second half of 2014 brought a rapid correction in commodity prices and our fourth quarter North America crude oil and condensate realizations were down 26 percent sequentially," Tillman added. "Though our U.S. resource plays generate competitive returns at current pricing, we're taking action to materially reduce our 2015 capital program relative to 2014 to protect our financial flexibility. Marathon Oil is well prepared -- we re-shaped our portfolio to concentrate on higher margin, higher return opportunities and have the optionality to adjust our short-cycle investments in line with commodity volatility.

"We are not opportunity limited and in fact, the current environment simply serves to underscore the importance of subsurface quality and execution at scale -- advantages that are common to our positions in the Eagle Ford, Bakken and Oklahoma Resource Basins. Our deep, multi-year drilling inventory is robust across a broad range of pricing scenarios and positions us strongly for a commodity price recovery. In the interim, we intend to pursue all options to expand our margins during this period of uncertainty -- capital efficiency, investment high grading, early capture of service cost reductions, expense management and operational reliability.

"Though we have rightly focused on prudent near-term actions, Marathon Oil has laid the groundwork for the future by growing our U.S. unconventional net 2P resource by 20 percent in 2014. Our asset teams continue to aggressively test downspacing, completion designs, co-development and new horizons which offer the potential to add further to our 3 billion barrels of oil equivalent of net 2P unconventional resource," Tillman said.

	Three Months Ended		Year Ended
	Dec. 31	Dec. 31	Dec. 31	Dec. 31
(In millions, except per diluted share data)	2014 (a)	2013 (a)	2014 (a)	2013 (a)
Adjusted income (loss) from continuing operations (b)	$(89)	$179	$1,160	$1,052
Adjustments for special items (net of taxes):
Net gain (loss) on dispositions	0	(11)	(58)	(20)
Impairments	0	(29)	(70)	(39)
Pension settlement	(4)	(9)	(63)	(29)
Unrealized loss on crude oil derivative instruments	0	6	0	(33)
Income (loss) from continuing operations	$(93)	$136	$969	$931
Per diluted share:
Adjusted income (loss) from continuing operations (b)	$(0.13)	$0.26	$1.70	$1.48
Income (loss) from continuing operations	$(0.14)	$0.20	$1.42	$1.31
Adjusted net income (loss) (b)	$(2)	$418	$1,729	$1,874
Adjustments for special items (net of taxes):
Net gain (loss) on dispositions	932	(11)	1,450	(20)
Impairments	0	(29)	(70)	(39)
Pension settlement	(4)	(9)	(63)	(29)
Unrealized gain (loss) on crude oil derivative instruments	0	6	0	(33)
Net income	$926	$375	$3,046	$1,753
Per diluted share:
Adjusted net income (b)	$0.00	$0.60	$2.53	$2.64
Net income	$1.37	$0.54	$4.46	$2.47
Exploration expenses
Unproved property impairments	$166	$115	$306	$572
Dry well costs	237	52	317	148
Geological and geophysical	58	36	85	80
Other	18	23	85	91
Total exploration expenses	$479	$226	$793	$891
Cash flows
Net cash provided by continuing operations before changes in working capital (b)	$768	$934	$4,661	$4,398
Changes in working capital for continuing operations	492	154	75	(10)
Total net cash provided by continuing operations	1,260	1,088	4,736	4,388
Net cash provided by discontinued operations	(105)	141	751	882
Net cash provided by operating activities	$1,155	$1,229	$5,487	$5,270
(a) The Company closed on the sale of its Angola assets in first quarter 2014 and its Norway business in fourth quarter 2014. The Angola and Norway businesses are reflected as discontinued operations in all periods presented.
(b) Non-GAAP financial measure. See "Non-GAAP Measures" below for further discussion.

Reserves
Driven by strong reserves growth in the Company’s U.S. resource plays, Marathon Oil’s total net proved reserves were approximately 2.2 billion barrels of oil equivalent (boe) at the end of 2014, an increase of 6 percent over the prior year for continuing operations. The net proved reserve base is 80 percent liquids and 67 percent proved developed. The Company’s reserve replacement ratio, excluding dispositions, was 183 percent, with 305 million boe of net proved reserves added during 2014. Including the divestitures of Angola and Norway businesses, the Company maintained positive overall reserve growth and a reserve replacement ratio of 116 percent. The Company's finding and development cost was approximately $20 per boe.

Net additions, including acquisitions, were driven primarily by U.S. resource play activity in the Eagle Ford, Bakken and Oklahoma Resource Basins. In 2014, North America E&P operations added 296 million boe, amounting to an increase of 38 percent over the prior year's ending balance, mainly due to downspacing, drilling activity and improved well performance.

Marathon Oil added a total of 237 million barrels of net proved liquids [crude oil and condensate (C&C), natural gas liquids (NGLs) and synthetic crude oil (SCO)] reserves, resulting in a total liquids reserve replacement ratio, excluding dispositions, of 235 percent related to continuing operations.

Estimated Net Proved Reserves
	North America E&P	International E&P	OSM	Subtotal Cont. Ops	Disc. Ops	Total
	Total (mmboe)	Total (mmboe)	SCO (mmbbl)	(mmboe)	(mmboe)	(mmboe)
As of Dec. 31, 2013	787	598	680	2,065	106	2,171
Additions	252	15	0	267	3	270
Revisions	36	(3)	(55)	(22)	11	(11)
Acquisitions	8	0	38	46	0	46
Dispositions	(10)	0	0	(10)	(101)	(111)
Production	(87)	(46)	(15)	(148)	(19)	(167)
As of Dec. 31, 2014	986	564	648	2,198	0	2,198
Reserve Replacement Ratio (including acquisitions & dispositions)						116%
Reserve Replacement Ratio (excluding dispositions)						183%

For the three-year period ended Dec. 31, 2014, Marathon Oil added net proved reserves of slightly more than 1 billion boe, excluding dispositions, resulting in a three-year average reserve replacement ratio of 201 percent.

Sales and Production Volumes
Total Company sales volumes from continuing operations (excluding Libya) averaged 442,000 net barrels of oil equivalent per day (boed) during fourth quarter 2014 and 408,000 net boed for full-year 2014, compared to 379,000 net boed for fourth quarter 2013 and 376,000 net boed for full-year 2013.

	Three Months Ended		Year Ended
	Dec. 31	Dec. 31	Dec. 31	Dec. 31
(mboed)	2014	2013	2014	2013
Net Sales Volumes
North America E&P	262	206	238	201
International E&P excluding Libya (a) and Disc Ops (b)	125	122	120	127
Combined North America & International E&P, excluding Libya (a) and Disc Ops (b)	387	328	358	328
Oil Sands Mining (c)	55	51	50	48
Total Continuing Operations excluding Libya	442	379	408	376
Discontinued Operations (Norway)	10	73	52	79
Discontinued Operations (Angola)	0	11	2	10
Total Company excluding Libya	452	463	462	465
Libya	22	1	7	28
Total	474	464	469	493
(a) Libya is excluded because of uncertainty around future production and sales levels.
(b) Angola and Norway are reflected as discontinued operations (Disc Ops).
(c) Includes blendstocks.

Total Company production available for sale from continuing operations (excluding Libya) averaged 399,000 net boed for full-year 2014 compared to 371,000 net boed for 2013, an 8 percent increase year-over-year. The difference between production volumes available for sale and recorded sales for exploration and production (E&P) volumes was primarily due to the timing of international liftings.

	Three Months Ended		Year Ended
	Dec. 31	Dec. 31	Dec. 31	Dec. 31
(mboed)	2014	2013	2014	2013
Net Production Available for Sale
North America E&P	262	206	238	201
International E&P excluding Libya (a) and Disc Ops (b)	126	129	120	128
Combined North America & International E&P, excluding Libya (a) and Disc Ops (b)	388	335	358	329
Oil Sands Mining (c)	42	46	41	42
Total Continuing Operations excluding Libya	430	381	399	371
Discontinued Operations (Norway)	9	77	51	79
Discontinued Operations (Angola)	0	11	2	9
Total Company excluding Libya	439	469	452	459
Libya	22	2	8	28
Total	461	471	460	487
(a) Libya is excluded because of uncertainty around future production and sales levels.
(b) Angola and Norway are reflected as Disc Ops.
(c) Upgraded bitumen excluding blendstocks.

Fourth quarter 2014 production available for sale from continuing operations (excluding Libya) averaged 430,000 net boed, compared to fourth quarter 2013 average of 381,000 net boed, a 13 percent increase over the prior year quarter. The increase was driven by North America E&P's continued growth in the U.S. resource plays, which was up 43 percent compared to the year-ago quarter.

International E&P production available for sale from continuing operations (excluding Libya) for fourth quarter 2014 was lower compared to fourth quarter 2013, reflecting natural decline in Equatorial Guinea and significant planned and unplanned maintenance at the outside-operated Foinaven oil field.

Oil Sands Mining (OSM) production available for sale for fourth quarter 2014 was down 10 percent, primarily a result of planned maintenance at the Muskeg River and Jackpine mines, compared to fourth quarter 2013.

In Libya, Marathon Oil had four liftings in early fourth quarter 2014. In December, Libya's National Oil Corporation declared force majeure at the Es Sider terminal, as disruptions from civil unrest continue. Considerable uncertainty remains around future timing of production and sales levels, and Marathon Oil continues to exclude production from Libya in its production forecasts.

The Company's first quarter and full-year 2015 production guidance, as shown in the table below, is reflective of the Company's 2015 capital, investment and exploration budget of $3.5 billion. The full-year guidance reflects a total Company (excluding Libya) growth rate of 5 to 7 percent year over year. The Company's capital budget and 2015 guidance is further outlined in a separate news release issued today, Feb. 18, 2015.

	Guidance (a)	Guidance (a)
	1Q	Full-Year
(mboed)	2015	2015
Net Production Available for Sale
North America E&P	268-279
International E&P excluding Libya (b)	107-116
Combined North America & International E&P, excluding Libya (b)	375-395	370-390
Oil Sands Mining (c)	40-45	35-45
(a) This guidance excludes the effect of acquisitions or dispositions not previously announced.
(b) Libya is excluded because of uncertainty around future production and sales levels.
(c) Upgraded bitumen excluding blendstocks.

Segment Results
Total segment income/loss from continuing operations was a loss of $39 million in fourth quarter 2014 and income of $1.5 billion for the full-year 2014, compared to income of $290 million in fourth quarter 2013 and $1.49 billion for full-year 2013.

	Three Months Ended		Year Ended
	Dec. 31	Dec. 31	Dec. 31	Dec. 31
(In millions)	2014	2013	2014	2013
Segment Income (Loss)
North America E&P	$(143)	$125	$693	$529
International E&P (a)	81	123	568	758
Oil Sands Mining	23	42	235	206
Segment Income (Loss) (b)	$(39)	$290	$1,496	$1,493
(a) The Company closed on the sale of its Angola assets in first quarter 2014 and its Norway business in fourth quarter 2014. The Angola and Norway businesses are reflected as discontinued operations in all periods presented.
(b) See Supplemental Statistics below for a reconciliation of segment income (loss) to net income.

North America E&P
The North America E&P segment reported a loss of $143 million in fourth quarter 2014 compared to income of $125 million in fourth quarter 2013. The decrease was primarily due to lower crude oil price realizations combined with higher exploration expenses, partially offset by higher net sales volumes from the U.S. resource plays. North America exploration expense in fourth quarter 2014 included dry well costs of $211 million (pre-tax) and total unproved property impairments of $166 million (pre-tax) onshore U.S. and Gulf of Mexico. Costs related to the Company-operated Key Largo, and outside-operated Perseus and second Shenandoah appraisal well in the Gulf of Mexico were included in exploration expense during the quarter.

The North America E&P segment income for the full-year 2014 was $693 million compared to $529 million for 2013. The increase in 2014 was primarily due to higher net sales volumes from the U.S. resource plays and lower exploration expenses, partially offset by lower average price realizations.

Production in the Eagle Ford, Bakken and Oklahoma Resource Basins combined to average 206,000 net boed during fourth quarter 2014, up 43 percent from the year-ago quarter and 7 percent higher than third quarter 2014. For full-year 2014, the resource plays increased production 35 percent year over year, averaging 181,000 net boed during the year, compared with 134,000 net boed in 2013.

EAGLE FORD: In fourth quarter 2014 Marathon Oil's production in the Eagle Ford averaged 131,000 net boed, a 46 percent increase over the year-ago quarter and 12 percent over the previous quarter. Approximately 65 percent of fourth quarter net production was crude oil/condensate, 17 percent was NGLs and 18 percent was natural gas. Marathon Oil reached total depth on 96 gross operated wells and brought a record 98 gross operated wells to sales in the fourth quarter, compared to 93 and 87 gross wells, respectively, in third quarter 2014. Marathon Oil's average time to drill an Eagle Ford well in fourth quarter 2014, spud-to-total depth, improved to 12 days. The Company's high-density pad drilling continues to average four wells per pad.

Included with the Eagle Ford well counts noted above, the Company brought online 11 gross operated Austin Chalk wells. For the year 2014, the Company brought to sales a total of 22 gross operated Austin Chalk wells that delineated 18,000 net acres, and 14 additional Austin Chalk wells are currently being drilled, completed or awaiting first production. The first four Upper Eagle Ford wells were brought online late in the fourth quarter, and the Company spud its first four-well "stack-and-frack" pilot with Austin Chalk, Upper Eagle Ford and two Lower Eagle Ford wells.

BAKKEN: Marathon Oil averaged 55,000 net boed of production in the Bakken during fourth quarter 2014, an increase of 38 percent over the year-ago average and flat compared to the previous quarter as a result of increased density pad drilling and the timing of bringing wells to sales. The Company's Bakken production averaged 88 percent crude oil, 6 percent NGLs and 6 percent natural gas. The Company reached total depth on 23 gross operated wells and brought 17 gross operated wells to sales in the fourth quarter, compared to 25 gross wells reaching total depth and 19 brought to sales in third quarter 2014. The Company's time to drill a Bakken well, spud-to-total depth, averaged 16 days in the fourth quarter.
The Bakken enhanced completion design pilot program is achieving promising early results with 42 of the 55 tests online at year end. The initial results, based on 18 wells, are showing greater than 30 percent improvement in cumulative production after 60 days, compared to direct offset performance. The Company has recently finished drilling two high-density spacing pilots (six wells per horizon) that are awaiting completion, with a third currently drilling.

OKLAHOMA RESOURCE BASINS: The Company's unconventional Oklahoma production averaged 20,000 net boed during fourth quarter 2014, an increase of 43 percent over the year-ago average and up 5 percent compared to the previous quarter. Approximately 45 percent of fourth quarter 2014 net production was liquids and 55 percent was natural gas. During the fourth quarter, the Company reached total depth on four gross operated wells and brought four gross operated wells to sales, all in the South Central Oklahoma Oil Province (SCOOP). Of the wells, one was an extended-reach lateral (XL) well drilled in the updip, highly liquids-rich area of the SCOOP, with a 30-day IP rate of 1,065 boed (63 percent crude oil/condensate, 21 percent NGLs). Marathon Oil executed agreements for an additional 10,000 net acres in the SCOOP, including acres with Springer potential.
International E&P
International E&P segment income was $81 million in fourth quarter 2014, compared to segment income of $123 million in fourth quarter 2013. Exploration expense included dry well costs for the Sodalita West in Equatorial Guinea. For full-year 2014, International E&P segment income was $568 million compared to $758 million in 2013. The decrease in 2014 is primarily due to lower liquid hydrocarbon price realizations, lower sales volumes, and higher other operating expenses.

EQUATORIAL GUINEA: Production available for sale averaged 106,000 net boed in fourth quarter 2014, compared to 109,000 net boed in the year-ago quarter and 100,000 net boed in the previous quarter.

U.K.: Production available for sale averaged 20,000 net boed in fourth quarter 2014, relatively flat compared to fourth quarter 2013, despite natural decline within the Brae fields. Production was up more than 50 percent over the previous quarter, largely due to third quarter planned maintenance activity and two South Brae infill wells brought online late in the third quarter with initial production rates above pre-drill estimates.

KURDISTAN REGION OF IRAQ: In December, Marathon Oil announced the Jisik-1 exploration well had discovered multiple stacked oil and natural gas producing zones on the Company-operated Harir Block. A drill-stem testing program yielded a sustained flow rate of 6,100 barrels per day of oil, and multiple non-associated gas zones flowed at a combined rate of approximately 10-15 million cubic feet per day, without stimulation, together with associated condensate, all of which were equipment constrained. The well has been suspended for potential future use as a producing well. Additionally, the Mirawa-2 appraisal well was spud in December and is expected to reach total depth in the second quarter. Marathon Oil holds a 45 percent working interest in the Harir Block.

On the outside-operated Sarsang block, the East Swara Tika-1 exploration well is being sidetracked up-dip. Discussions are ongoing with the Ministry of Natural Resources to finalize the Swara Tika field development plan. Marathon Oil holds a 20 percent working interest in the Sarsang Block.

GABON: In early November, the Company began acquisition of 3D seismic on the Company-operated Tchicuate Block in Gabon. The seismic program is expected to be completed in the second quarter, and processing will occur through the remainder of the year.

CROATIA: Marathon Oil was awarded, as part of a consortium, seven blocks located offshore in the Adriatic Sea, subject to negotiation of a production sharing contract (PSC) with the Croatian Government. Marathon Oil has a 60 percent interest and operatorship in the consortium.
Oil Sands Mining
The OSM segment reported income of $23 million for fourth quarter 2014, compared to $42 million in fourth quarter 2013. The decrease was primarily a result of lower price realizations partially offset by higher net sales volumes. The OSM segment reported full-year 2014 income of $235 million compared to $206 million for 2013. The increase was primarily a result of higher operating expenses in the prior year.

Corporate and Special Items
Included in the adjustments to net income for fourth quarter 2014 was a net $932 million after-tax gain related to discontinued operations. The Company also recorded an after-tax settlement charge of $4 million ($6 million pre-tax) in connection with its U.S. pension plans.

The Company's webcast commentary and associated slides related to Marathon Oil's earnings, as well as the Quarterly Investor Packet, will be posted to the Company's website at http://ir.marathonoil.com and to its mobile app as soon as practicable following this release today, Feb. 18. Marathon Oil also issued a separate release today detailing its 2015 capital, investment and exploration budget. The Company will conduct a question and answer webcast/call covering both earnings and 2015 budget on Thursday, Feb. 19 at 9 a.m. EST. The webcast slides, associated commentary and answers to questions will include forward-looking information. To listen to the live webcast, visit the Marathon Oil website at http://www.marathonoil.com. Replays of the webcast will be available through March 19, 2015.

# # #
Non-GAAP Measures
Adjusted net income and adjusted net income per diluted share, non-GAAP financial measures, facilitate comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon Oil's ongoing operations. See the first table of this release for a reconciliation between adjusted net income and net income, its most directly comparable GAAP financial measure. Adjusted net income and adjusted net income per diluted share should not be considered substitutes for net income and net income per diluted share as reported in accordance with GAAP. Management uses adjusted net income to evaluate Marathon Oil's financial performance between periods and to compare Marathon Oil's performance to certain competitors.

Adjusted income (loss) from continuing operations and adjusted income (loss) from continuing operations per diluted share, non-GAAP financial measures, facilitate comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon Oil's ongoing operations and can exclude the impact of discontinued operations. See the first table of this release for a reconciliation between adjusted income (loss) from continuing operations and income (loss) from continuing operations, its most directly comparable GAAP financial measure. Adjusted income (loss) from continuing operations and adjusted income (loss) from continuing operations per diluted share should not be considered substitutes for income (loss) from continuing operations and income (loss) from continuing operations per diluted share as reported in accordance with GAAP. Management uses adjusted income (loss) from continuing operations to evaluate Marathon Oil's financial performance between periods and to compare Marathon Oil's performance to certain competitors.

Management believes net cash provided by continuing operations before changes in working capital, a non-GAAP financial measure, demonstrates the Company's ability to internally fund capital expenditures, pay dividends and service debt. See the first table of this release for a reconciliation between net cash provided by continuing operations before changes in working capital and net cash provided by operating activities, its most directly comparable GAAP financial measure. Net cash provided by continuing operations before changes in working capital should not be considered a substitute for net cash provided by operating activities as reported in accordance with GAAP. Management uses net cash provided by continuing operations before changes in working capital to evaluate Marathon Oil's financial performance between periods and to compare Marathon Oil's performance to certain competitors.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than statements of historical fact that give current expectations or forecasts of future events. They include, but are not limited to: the Company’s operational, financial and growth strategies, including planned capital expenditures and the impact thereof, growth activities and expectations, future drilling plans and projects, timing and expectations, seismic expectations, future production and sales expectations, future drilling inventory, and well spud timing and expectations; the Company’s ability to successfully effect those strategies and the expected results therefrom; the Company’s financial and operational outlook, and ability to fulfill that outlook; expectations regarding future economic and market conditions and their effects on the Company; the Company's 2015 capital, investment and exploration budget; the Company's financial position, liquidity and capital resources, and the benefits thereof and opportunities provided thereby; resource, inventory and asset quality and the expected benefits and performance thereof; reserve estimates and growth expectations; 2P resource estimates; 2015 production guidance, growth expectations and the drivers thereof; and statements related to enhanced completion designs, downspacing, co-development, stac and frac pilots, high density pilots, and the expected benefits and results thereof. While the Company believes that the assumptions concerning future events are reasonable, a number of factors could cause results to differ materially from those indicated by such forward-looking statements including, but not limited to: conditions in the oil and gas industry, including the level of supply or demand for liquid hydrocarbons and natural gas and the impact on the price of liquid hydrocarbons and natural gas; changes in expected levels of reserves or production; changes in political or economic conditions in key operating markets, including international markets; the amount of capital available for exploration and development; timing of commencing production from new wells; drilling rig availability; availability of materials and labor; the inability to obtain or delay in obtaining necessary government or third-party approvals and permits; non-performance by third parties of their contractual obligations; unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto; cyber-attacks that adversely affect operations; changes in safety, health, environmental and other regulations; and other geological, operating and economic considerations. These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and those set forth from time to time in the Company’s filings with the Securities and Exchange Commission, which are currently available at www.marathonoil.com. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable or possible reserves which are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. The Company uses certain terms in this release, such as unconventional net 2P resource and other similar terms, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosures in the Company’s periodic filings with the SEC, available on the Company's website at www.marathonoil.com. You can also obtain this information from the SEC by calling 1-800-SEC-0330 or from the SEC's website at www.sec.gov.

Editor's Note:
2P - Most likely or "2P" volumes represent most likely deterministic estimates of proved plus probable reserves as defined by the SEC, plus contingent or "2C" volumes with the same technical certainty as proved and probable reserves that are expected to be recovered but that cannot yet be classified as reserves, or the P50 on the cumulative distribution of results from probabilistic estimates.

Media Relations Contacts:
Lee Warren: 713-296-4103
Lisa Singhania: 713-296-4101

Investor Relations Contact:
Chris Phillips: 713-296-3213
Zach Dailey: 713-296-4140

Consolidated Statements of Income (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
(In millions, except per share data)	2014	2014	2013	2014	2013
Revenues and other income:
Sales and other operating revenues, including related party	$2,001	$2,316	$1,951	$8,736	$9,246
Marketing revenues	397	554	484	2,110	2,079
Income from equity method investments	78	89	114	424	423
Net loss on disposal of assets	(2)	(3)	(25)	(90)	(29)
Other income	23	15	26	78	64
Total revenues and other income	2,497	2,971	2,550	11,258	11,783
Costs and expenses:
Production	549	593	531	2,246	2,156
Marketing, including purchases from related parties	395	554	486	2,105	2,076
Other operating	159	99	106	462	389
Exploration	479	96	226	793	891
Depreciation, depletion and amortization	801	737	586	2,861	2,500
Impairments	2	109	47	132	96
Taxes other than income	87	115	81	406	345
General and administrative	168	160	194	654	659
Total costs and expenses	2,640	2,463	2,257	9,659	9,112
Income (loss) from operations	(143)	508	293	1,599	2,671
Net interest and other	(58)	(55)	(67)	(238)	(278)
Income (loss) from continuing ops before income taxes	(201)	453	226	1,361	2,393
Provision (benefit) for income taxes	(108)	149	90	392	1,462
Income (loss) from continuing operations	(93)	304	136	969	931
Discontinued operations (a)	1,019	127	239	2,077	822
Net income	$926	$431	$375	$3,046	$1,753
Per Share Data
Basic:
Income (loss) from continuing operations	$(0.14)	$0.45	$0.20	$1.42	$1.32
Discontinued operations (a)	$1.51	$0.19	$0.34	$3.06	$1.17
Net income	$1.37	$0.64	$0.54	$4.48	$2.49
Diluted:
Adjusted net income (b)	$0.00	$0.76	$0.60	$2.53	$2.64
Adjusted income (loss) from continuing operations (b)	$(0.13)	$0.57	$0.26	$1.70	$1.48
Income (loss) from continuing operations	$(0.14)	$0.45	$0.20	$1.42	$1.31
Discontinued operations (a)	$1.51	$0.19	$0.34	$3.04	$1.16
Net income	$1.37	$0.64	$0.54	$4.46	$2.47
Weighted Average Shares:
Basic	675	675	697	680	705
Diluted	677	678	701	683	709
(a) The Company closed on the sale of its Angola assets in first quarter 2014 and its Norway business in fourth quarter 2014. The Angola and Norway businesses are reflected as discontinued operations in all periods presented.
(b) Non-GAAP financial measure. See "Non-GAAP Measures" above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
(in millions)	2014	2014	2013	2014	2013
Segment Income (Loss)
North America E&P	$(143)	$292	$125	$693	$529
International E&P	81	106	123	568	758
Oil Sands Mining	23	93	42	235	206
Segment income (loss)	(39)	491	290	1,496	1,493
Items not allocated to segments, net of income taxes:
Corporate and unallocated	(50)	(103)	(111)	(336)	(441)
Impairments	0	(70)	(29)	(70)	(39)
Pension settlement	(4)	(14)	(9)	(63)	(29)
Unrealized gain (loss) on crude oil derivative instruments	0	0	6	0	(33)
Net gain (loss) on dispositions	0	0	(11)	(58)	(20)
Income (loss) from continuing operations	(93)	304	136	969	931
Discontinued operations (a)	1,019	127	239	2,077	822
Net income	$926	$431	$375	$3,046	$1,753
Capital Expenditures (c)
North America E&P	$1,452	$1,277	$943	$4,698	$3,649
International E&P	148	166	142	534	456
Oil Sands Mining	40	49	77	212	286
Discontinued Operations (a)	14	125	122	390	535
Corporate	22	16	11	51	58
Total	$1,676	$1,633	$1,295	$5,885	$4,984
Exploration Expenses
North America E&P	$414	$55	$166	$608	$725
International E&P	65	41	60	185	166
Total	$479	$96	$226	$793	$891
Provision (benefit) for Income Taxes
Current income taxes	$141	$(15)	$122	$304	$1,496
Deferred income taxes	(249)	164	(32)	88	(34)
Total	$(108)	$149	$90	$392	$1,462
(c) Capital expenditures include accruals.

Supplemental Statistics (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
	2014	2014	2013	2014	2013
North America E&P - Net Sales Volumes
Liquid Hydrocarbons (mbbld)	207	197	156	186	149
Bakken	52	53	38	48	37
Eagle Ford	107	95	73	91	65
Oklahoma Resource Basins	9	8	6	8	6
Other North America (e)	39	41	39	39	41
Crude Oil and Condensate (mbbld)	173	166	132	157	126
Bakken	49	50	36	45	35
Eagle Ford	85	75	58	72	51
Oklahoma Resource Basins	3	3	2	3	2
Other North America (e)	36	38	36	37	38
Natural Gas Liquids (mbbld)	34	31	24	29	23
Bakken	3	3	2	3	2
Eagle Ford	23	20	15	19	14
Oklahoma resource basins	5	5	4	5	4
Other North America	3	3	3	2	3
Natural Gas (mmcfd)	331	317	297	310	312
Bakken	21	18	13	18	13
Eagle Ford	144	130	100	123	94
Oklahoma Resource Basins	64	63	48	61	48
Other North America (e)	102	106	136	108	157
Total North America E&P (mboed)	262	250	206	238	201
International E&P - Net Sales Volumes
Liquid Hydrocarbons (mbbld)	65	39	42	49	73
Equatorial Guinea	32	27	35	31	34
United Kingdom	11	6	7	11	15
Libya	22	6	0	7	24
Crude Oil and Condensate (mbbld)	55	29	30	39	61
Equatorial Guinea	22	17	24	21	23
United Kingdom	11	6	6	11	14
Libya	22	6	0	7	24
Natural Gas Liquids (mbbld)	10	10	12	10	12
Equatorial Guinea	10	10	11	10	11
United Kingdom	—	—	1	—	—
Natural Gas (mmcfd)	491	439	490	468	496
Equatorial Guinea	455	420	455	439	442
United Kingdom (d)	34	19	28	28	32
Libya	2	0	7	1	22
Total International E&P (mboed)	147	112	123	127	155
Oil Sands Mining - Net Sales Volumes
Synthetic Crude Oil (mbbld) (f)	55	55	51	50	48

Total Continuing Operations - Net Sales Volumes (mboed)	464	417	380	415	404
Discontinued Operations - Net Sales Volumes (mboed)(a)	10	58	84	54	89
Total Company - Net Sales Volumes (mboed)	474	475	464	469	493
Net Sales Volumes of Equity Method Investees (mtd)
LNG	6,675	6,265	6,282	6,535	6,548
Methanol	1,131	1,103	1,250	1,092	1,249
(d) Includes natural gas acquired for injection and subsequent resale of 9 mmcfd, 3 mmcfd, 4 mmcfd, 6 mmcfd, and 7 mmcfd in the fourth and third quarters of 2014, the fourth quarter of 2013 and the years 2014 and 2013, respectively.
(e) Includes Gulf of Mexico and other conventional onshore U.S. production, plus Alaska in 2013.
(f) Includes blendstocks.

Supplemental Statistics (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
	2014	2014	2013	2014	2013
North America E&P - Average Price Realizations (g)
Liquid Hydrocarbons ($ per bbl) (h)	$59.33	$80.89	$79.93	$77.02	$85.20
Bakken	60.09	82.67	81.61	79.41	87.76
Eagle Ford	58.88	79.99	80.71	75.83	84.95
Oklahoma Resource Basins	39.48	56.57	51.56	50.86	50.77
Other North America (e)	64.05	85.28	81.28	81.88	88.16
Crude Oil and Condensate ($ per bbl)	$66.16	$89.65	$87.61	$85.25	$94.19
Bakken	61.74	85.28	83.70	81.63	90.25
Eagle Ford	68.63	93.51	92.84	87.99	99.69
Oklahoma Resource Basins	68.82	93.78	94.97	87.15	94.84
Other North America (e)	66.12	87.50	82.86	84.21	90.42
Natural Gas Liquids ($ per bbl)	$24.80	$33.93	$38.03	$33.42	$35.12
Bakken	33.79	40.60	45.10	43.25	41.60
Eagle Ford	22.59	30.90	33.70	29.60	30.16
Oklahoma resource basins	21.65	33.64	36.29	32.61	35.28
Other North America	38.64	51.49	59.62	51.12	55.69
Natural Gas ($ per mcf)	$3.90	$4.21	$3.76	$4.57	$3.84
Bakken	4.75	4.29	3.80	5.28	3.90
Eagle Ford	4.03	4.21	3.57	4.43	3.67
Oklahoma Resource Basins	4.08	3.97	3.74	4.49	3.78
Other North America (e)	3.44	4.34	3.91	4.65	3.95
International E&P- Average Price Realizations
Liquid Hydrocarbons ($ per bbl)	$61.19	$66.80	$71.11	$68.98	$91.04
Equatorial Guinea	42.40	51.83	62.60	54.29	60.34
United Kingdom	58.81	88.68	115.25	93.75	108.92
Libya	89.18	114.36	0.00	94.70	122.92
Crude Oil and Condensate ($ per bbl)	$72.13	$89.07	$97.73	$87.23	$108.18
Equatorial Guinea	61.68	80.85	92.22	81.01	90.62
United Kingdom	58.89	88.68	117.99	94.31	110.76
Libya	89.18	114.36	0.00	94.70	122.92
Natural Gas Liquids ($ per bbl)	$1.28	$1.00	$3.52	$2.46	$5.24
Equatorial Guinea (i)	1.00	1.00	1.00	1.00	1.00
United Kingdom	43.80	0.00	73.29	67.73	72.14
Natural Gas ($ per mcf)	$0.71	$0.56	$0.91	$0.72	$1.15
Equatorial Guinea (i)	0.24	0.24	0.24	0.24	0.24
United Kingdom	7.06	7.60	10.21	8.27	10.64
Libya	0.09	0.00	7.38	3.11	5.44
Oil Sands Mining - Average Price Realizations
Synthetic Crude Oil ($ per bbl)	$65.56	$88.22	$78.77	$83.35	$87.51

Discontinued Operations - Average Price Realizations ($ per boe)(a)
Angola	$0.00	$0.00	$105.43	$99.82	$104.77
Norway	$84.16	$98.62	$110.35	$104.22	$109.60
(g) Excludes gains or losses on derivative instruments.
(h) There were no open crude oil derivative instruments in the third and fourth quarters of 2014. Inclusion of realized gains/losses on crude oil derivative instruments would have increased (decreased) North America E&P average liquid hydrocarbon price realizations per bbl by $0.18 and $(0.27) for fourth quarter and full year 2013.
(i) Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and/or Equatorial Guinea LNG Holdings Limited, which are equity method investees. Marathon Oil includes its share of income from each of these equity method investees in the International E&P segment.

2014 Estimated Net Proved Reserves
	North America E&P	International E&P	Oil Sands Mining	Cont. Ops	Disc. Ops	Total
Crude and Condensate (mmbbl)
As of Dec. 31, 2013	497	304	—	801	91	892
Additions	155	8	—	163	3	166
Revisions	36	(4)	—	32	10	42
Acquisitions	6	—	—	6	—	6
Dispositions	(3)	—	—	(3)	(87)	(90)
Production	(57)	(14)	—	(71)	(17)	(88)
As of Dec. 31, 2014	634	294	—	928	—	928
Natural Gas Liquids (mmbbl)
As of Dec. 31, 2013	119	35	—	154	—	154
Additions	48	—	—	48	—	48
Revisions	4	—	—	4	—	4
Acquisitions	1	—	—	1	—	1
Dispositions	—	—	—	—	—	—
Production	(11)	(4)	—	(15)	—	(15)
As of Dec. 31, 2014	161	31	—	192	—	192
Natural Gas (bcf)
As of Dec. 31, 2013	1,025	1,553	—	2,578	93	2,671
Additions	290	44	—	334	2	336
Revisions	(24)	8	—	(16)	7	(9)
Acquisitions	5	—	—	5	—	5
Dispositions	(39)	—	—	(39)	(89)	(128)
Production	(113)	(169)	—	(282)	(13)	(295)
As of Dec. 31, 2014	1,144	1,436	—	2,580	—	2,580
Synthetic Crude Oil (mmbbl)
As of Dec. 31, 2013	—	—	680	680	—	680
Additions	—	—	—	—	—	—
Revisions	—	—	(55)	(55)	—	(55)
Acquisitions	—	—	38	38	—	38
Dispositions	—	—	—	—	—	—
Production	—	—	(15)	(15)	—	(15)
As of Dec. 31, 2014	—	—	648	648	—	648
Total Equivalent (mmboe)
As of Dec. 31, 2013	787	598	680	2,065	106	2,171
Additions	252	15	—	267	3	270
Revisions	36	(3)	(55)	(22)	11	(11)
Acquisitions	8	—	38	46	—	46
Dispositions	(10)	—	—	(10)	(101)	(111)
Production	(87)	(46)	(15)	(148)	(19)	(167)
As of Dec. 31, 2014	986	564	648	2,198	—	2,198